Exhibit 10.1
ONCOR ELECTRIC DELIVERY COMPANY LLC
ONCOR EXECUTIVE ANNUAL INCENTIVE PLAN
Plan Document
Effective as of January 1, 2008

Contents
Oncor Executive Annual Incentive Plan
 i

ONCOR EXECUTIVE ANNUAL INCENTIVE PLAN
Article I. Purpose.
     The Oncor Executive Annual Incentive Plan (the “Plan”) is effective as of January 1, 2008. The Plan provides for annual bonus incentive award opportunities for eligible Participants payable in cash.
     The principal purposes of the Plan are to attract, motivate and retain key employees; to align the interests of Participants and the Company by rewarding performance that satisfies established performance goals; to motivate Participant behaviors that drive successful results at the Company and individual levels; and to support collaboration across essential organizational interfaces.
Article II. Definitions.
     When used in the Plan, the following terms shall have the meanings set forth below:
     (a) “Additional Persons” means such other individuals who are not Executive Officers, under the Plan, but who are senior officers and key employees identified by the O&C Committee, in consultation with the Company’s Chief Executive Officer.
     (b) “Aggregate Incentive Pool” means the amount equal to the Target Incentive Pool multiplied by the Weighted Funding Percentage.
     (c) “Award” means the amount payable to a Participant under this Plan for any Plan Year, as determined in accordance with the terms of the Plan.
     (d) “Base Salary” means the annualized base salary designated for the Participant in the payroll records of the Company, prior to any deferrals, and excluding any overtime pay, bonuses, incentive compensation, expense reimbursements and fringe benefits of any kind for the applicable Plan Year.
     (e) “Company” means Oncor Electric Delivery Company LLC, and its successors and assigns.
     (f) “Disability” or “Disabled” means disability as determined under the EFH Long-Term Disability Income Plan, or any successor plan covering Participants.
     (g) “EBITDA” means Earnings Before Interest, Taxes, Depreciation and Amortization as defined by the O&C Committee.
     (h) “EBITDA Funding Percentage” means a percentage used to calculate the Aggregate Incentive Pool established by the O&C Committee based on the amount or level of EBITDA for the particular Plan Year.
     (i)  “Executive Officers” means the Company’s Chief Executive Officer and other Executive Officers, as defined under the charter of the O&C Committee.
     (j) “Executive Team” means the group of Executive Officers of the Company referred to internally as the Executive Team.
     (k) “Individual Performance Modifier” means individual Participant performance established by the Executive Team, in accordance with Article IV, and used in determining a Participant’s

Award. The Individual Performance Modifier may include, without limitation, Company financial or operational measures, individual management and other goals, personal job objectives and competencies, the demonstration of team building and support attributes, and general demeanor and behavior.
     (l) “O&C Committee” means the Organization and Compensation Committee of the Board of Directors of the Company.
     (m) “Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows, as adjusted by the O&C Committee to reflect nonrecurring and unusual transactions or events, and the like.
     (n) “Operating Cash Flow Funding Percentage” means a percentage used to calculate the Aggregate Incentive Pool established by the O&C Committee based on the amount or level of Operating Cash Flow for the particular Plan Year.
     (o) “Participant” means an individual who is an elected officer of the Company having a title of vice president or above or who is designated as an Additional Person and who is employed by the Company for a period of three full months during the Plan Year.
     (p) “Plan” means this Oncor Executive Annual Incentive Plan.
     (q) “Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.
     (r) “Retirement” means termination of employment with the Company upon attaining at least age 55, completing at least 15 years of accredited service, or otherwise meeting the criteria for retiring under the EFH Retirement Plan, or a successor plan.
     (s) “Target Award” means an Award level of an individual Participant, expressed as a percentage of the Participant’s Base Salary, which is anticipated based on target performance of the Company and individual Participant performance. The Target Award shall be used in calculating an individual’s actual Award for a Plan year.
     (t) “Target EBITDA” means the target amount of EBITDA established by the O&C Committee and used in determining the Aggregate Incentive Pool.
     (u) “Target Incentive Pool” means the amount equal to the aggregate of the Target Awards for all Participants, or a selected group of Participants, as the context may require.
     (v) “Target Operating Cash Flow” means the target amount of Operating Cash Flow established by the O&C Committee and used in determining the Aggregate Incentive Pool.
     (w) “Threshold EBITDA” means an amount of EBITDA established by the O&C Committee, which is necessary to fund any portion of the Aggregate Incentive Pool attributable to EBITDA.
     (x) “Threshold Operating Cash Flow” means an amount of Operating Cash Flow established by the O&C Committee, which is necessary to fund any portion of the Aggregate Incentive Pool attributable to Operating Cash Flow.
     (y) “Weighted Funding Percentage” means the percentage that is the average of the EBITDA Funding Percentage and the Operating Cash Flow Funding Percentage.

Article III. Eligibility and Participation.
     All individuals who, as of the first day of a Plan Year, meet the definition of a Participant hereunder, shall be eligible to participate in this Plan for such Plan Year. Awards, if any, for individuals who become Participants during the Plan Year or whose participation in this Plan is terminated during the Plan Year, shall be determined under, and in accordance with, Article VIII hereof. Participation in this Plan for any Plan Year shall not entitle an individual to future participation.
Article IV. Establishment of Performance Goals.
     For each Plan Year, the O&C Committee will establish: (i) the Threshold EBITDA (ii) the Threshold Operating Cash Flow, and (iii) the Target Award Level for Executive Officers and Additional Persons. For each Plan Year, the Executive Team will determine: (i) the Individual Performance Modifier, and (ii) the Target Award Level for each Participant, other than for Executive Officers and Additional Persons. Such determinations by the O&C Committee and the Executive Team shall be made at such times and shall be based on such criteria as the O&C Committee and the Executive Team shall determine, respectively, in their sole discretion. The O&C Committee and the Executive Team shall each have full authority and discretion, for any particular Plan Year, to modify any of their respective determinations hereunder, with respect to all Participants or any individual Participant, including determinations which affect the calculation or amount of Awards, in order to take into consideration other benefits programs and/or extraordinary events affecting the financial results of the Company. Once determined, or modified, such determinations shall be communicated to the affected Participants in such form and manner as the Executive Team determines to be appropriate.
Article V. Establishment of Awards.
     After the end of the Plan Year, the O&C Committee shall certify the amount or level of the Company’s EBITDA and Operating Cash Flow, and determine whether the Threshold level of each such measure have been attained for such Plan Year. The O&C Committee shall also determine the EBITDA Funding Percentage, the Operating Cash Flow Funding Percentage, the Weighted Funding Percentage, and the resulting Aggregate Incentive Pool for the Plan Year.

Article VI.	Determination of Individual Participant Awards and Application of Individual Performance Modifier.
A. Determination of Individual Participant Awards.
     The Company CEO or Executive Team shall determine each Participant’s Award, other than for Executive Officers and Additional Persons, for a Plan Year by multiplying the Participant’s Target Award by the Weighted Funding Percentage; and multiplying such amount by the applicable Individual Performance Modifier determined in accordance with Section VI.B. below.
B. Application of Individual Performance Modifier.
     (i) As described in Section VI.A. above, the amount determined by applying the formula set forth in Section VI.A. shall be adjusted by applying the Individual Performance Modifier for each Participant in the sole discretion of the Executive Team.
     (ii) To determine Participant’s Individual Performance Modifier, the Company CEO or the Executive Team shall assign a performance rating to the Participant based on the Participant’s performance against his/her performance level generally in accordance with the following table:

		Individual Performance
Performance Rating	Rating	Modifier Range
Outstanding	5	150% - 200%
Exceeds	4	110% - 150%
Meets	3	75% - 110%
Inconsistent	2	25% - 75%
Unacceptable	1	0%
Too new to rate	0	50% - 110%
     The Participant’s Individual Performance Modifier shall be established by the Executive Team in its sole discretion within the applicable range set forth in the above table. In no event may the aggregate of all Awards determined to be payable to all Participants exceed the Aggregate Incentive Pool.
Article VII. Payment of Awards.
     All Awards will be paid in the form of a lump sum cash payment to Participants by March 15 of the year following the end of the Plan Year to which the Award relates, subject to applicable tax withholding requirements.
Article VIII. Termination of Employment and Partial Awards.
     Participation in the Plan shall cease immediately upon a Participant’s termination of employment with the Company for any reason (with or without cause), including as a result of the Participant’s death, Disability, Retirement, or transfer to an affiliate of the Company. However, the Participant may be eligible for a partial award for the Plan Year in which termination of employment occurs, in accordance with and subject to the provisions of Section VIII.B.
A. Resignation or Termination.
     If a Participant voluntarily resigns or his/her employment with the Company is terminated (with or without cause) by the Company for reasons other than death, Disability, Retirement, or transfer to an affiliate of the Company, such Participant shall forfeit any right to receive an Award for the Plan Year in which such resignation or termination takes place, or to receive in the future payment of an Award previously earned as of the prior Plan Year end.
B. Death, Disability or Retirement.
     Notwithstanding the foregoing, if a Participant dies, becomes Disabled or retires during a Plan Year after having attained at least three (3) full months of participation in the Plan during such Plan Year, the Participant, or the Participant’s beneficiary in the case of the Participant’s death, may, in the sole discretion of the Executive Team, be entitled to receive payment of a partial Award, prorated for the number of months that the individual was a Participant during the Plan Year in which such death, Disability or Retirement takes place. For purposes of applying this proration, a month shall include each month during which the individual was employed by the Company through at least the 15th day of such month prior to the individual’s death, Disability or Retirement, as the case may be. Any such Award shall be paid at the same time and in the same form that all other Awards are paid for such Plan Year. The decisions of the Executive Team with respect to such Awards shall be final and binding on all parties.

For purposes of this provision, a Participant’s beneficiary shall be his/her surviving spouse or, if he/she has no surviving spouse, his/her estate.
C. Transfers.
     If a Participant (i) transfers employment to an affiliate of the Company after having attained at least three (3) full months of participation in the Plan during the Plan Year, and (ii) continues to be employed by an affiliate of the Company through the remainder of the Plan Year, such individual shall, based on criteria determined by the Executive Team in its sole discretion, be entitled to receive a partial Award hereunder, prorated on the basis of the number of months such individual was employed by the Company during the Plan Year. For purposes of applying this proration, a Participant shall be deemed to have been employed by the Company for a month if such Participant was employed by the Company on the 15th day of such month. Any such Award shall be paid at the same time and in the same form that all other Awards are paid for such Plan Year under this Plan. The decisions of the Executive Team with respect to such Awards shall be final and binding on all parties.
Article IX. Administrative Provisions.
A. Administration.
     The O&C Committee and its members, jointly with the Company CEO and any other individual to whom the O&C Committee and the Company CEO have delegated their responsibilities regarding the administration of this Plan, shall have full authority, discretion and power necessary or desirable to administer and interpret this Plan. Without in any way limiting the foregoing, all such individuals shall have complete authority, discretion and power to: (i) determine the Participants for each Plan Year; (ii) determine the Individual Performance Modifier applicable to each Participant; (iii) evaluate and determine the performance of Participants; (iv) determine the amount of the Award for each Participant; (v) interpret the provisions of this Plan and any other documentation used in connection with this Plan, including documentation specifying individual Performance Goals, Award opportunities and the like; (vi) establish and interpret rules and procedures (written or by practice) for the administration of the Plan; and (vii) make all other determinations and take all other actions necessary or desirable for the administration or interpretation of this Plan. All actions, decisions and interpretations of such individuals shall be final, conclusive and binding on all parties.
B. No Right to Continued Employment.
     Nothing in this Plan shall be deemed by implication, action or otherwise to constitute a contract of employment, or otherwise to provide a Participant with any right of continued employment or impose any limitation on any right of the Company to terminate a Participant’s employment at any time.
C. No Assignment.
     A Participant or Participant’s beneficiary shall have no right to anticipate, alienate, sell, transfer, assign, pledge or encumber any right to receive any Award made under the Plan, nor will any Participant or Participant’s beneficiary have any lien on any assets of the Company, or any affiliate thereof, by reason of any Award made under the Plan. No Award shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of any Participant.
D. Withholding.
     The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan.

E. Amendment of Plan.
     The Plan may be amended, suspended or terminated at any time and from time to time, by action of the O&C Committee, provided no such amendment, suspension or termination adversely affects any Participant’s right to receive any amount to which they have become entitled under the terms of this Plan prior to such amendment, suspension or termination. In order to be effective, any amendment of this Plan or any Award must be in writing. No oral statement, representation or the like shall have the effect of amending or modifying this Plan or any Award, or otherwise have any binding effect on the Company, the O&C Committee, the Executive Team, or any individual who has been delegated authority by the O&C Committee or the Executive Team to administer this Plan.
F. No Obligation to Continue Plan.
     The adoption of the Plan does not imply any commitment to continue to maintain the Plan, or any modified version of the Plan, or any other plan for incentive compensation for any succeeding year.
G. Governing Law.
     The Plan shall be construed in accordance with, and governed by, the laws of the State of Texas, without regard to its conflicts of laws doctrine. Any disputes arising under this Plan and any action to enforce any provisions hereof, shall be maintained exclusively in the appropriate courts of Dallas County, Texas.
H. Severability.
     In case any provision of the Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.
I. No Funding.
     All payments to be made hereunder shall be paid from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. No Participant shall have any right, title, or interest whatsoever in or to any amounts under the Plan prior to receipt. Nothing contained in the Plan, and no actions taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company and any other person. The rights of any Participant or beneficiary to any amounts hereunder shall be no greater than those of an unsecured general creditor of the Company.
J. Limitation of Liability.
     Except for their own gross negligence or willful misconduct regarding the performance of the duties specifically assigned to them under, or their willful breach of the terms of this Plan, the Company, the O&C Committee and its members, the Executive Team and its members, and any other entity or individual administering any aspect of this Plan shall be held harmless by the Participants and their respective representatives, heirs, successors, and assigns, against liability or losses occurring by reason of any act or omission under the Plan.
K. Successors.

     This Plan may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any person, firm, corporation, or business entity which at any time, whether by merger or purchase, or otherwise, acquires all or substantially all of the assets, equity, or business of the Company.
     Executed November 19, 2008, to be effective as of January 1, 2008.

Oncor Electric Delivery Company LLC

By:	/s/ Debbi L. Elmer

Debbi L. Elmer
Vice President, Human Resources